Exhibit 15.3

Our ref	RDS/604743-000001/8321876v1
Direct tel	+852 2971 3046
E-mail	richard.spooner@maplesandcalder.com

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26/F Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

25 June 2015

Dear Sir

Alibaba Group Holding Limited

We have acted as legal advisors as to the laws of the Cayman Islands to Alibaba Group Holding Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended March 31, 2015.

We hereby consent to the reference of our name under the heading “Item 10. Additional Information E. Taxation — Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder